Exhibit 23.10

Consent of Independent Auditors

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated March 21, 2013, with respect to the consolidated balance sheet of KW Property Fund II, L.P. and subsidiaries as of December 31, 2012, and the related consolidated statements of operations, partners’ capital and cash flows for the year then ended, and the related notes to the consolidated financial statements, incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in amendment no. 1 to the December 31, 2012 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc., incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

November 1, 2013